UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2016

LeMaitre Vascular, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33092

Delaware	04-2825458
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

63 Second Avenue

Burlington, MA 01803

(Address of principal executive offices, including zip code)

781-221-2266

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 10, 2016, LeMaitre Vascular, Inc. (the “Company”) entered into an agreement (the “Asset Purchase Agreement”) for the purchase of substantially all of the assets of Restore Flow Allografts, LLC (“RFA”). RFA derives revenue from human tissue preservation services, in particular the processing and cryopreservation of peripheral vascular veins and arteries. The Company consummated the acquisition and acquired the assets on November 10, 2016 (the “Closing Date”) for cash consideration and contingent consideration. The cash consideration consists of: (i) $12,000,000 paid on the Closing Date and (ii) $2,000,000 payable eighteen months following the Closing Date. The contingent consideration consists of: (i) a payment equal to 0.5 times the amount by which net sales (as defined in the Asset Purchase Agreement) of the acquired products (and newly developed associated products) in the first year following the Closing Date exceed $6.0 million, with such payment being capped at $2,000,000, and (ii) a payment equal to 0.5 times the amount by which net sales of the acquired products (and newly developed associated products) in the second year following the Closing Date exceed $9.0 million, with such payment being capped at $2,000,000. Assets acquired included tangible assets, intellectual property, registrations and approvals, inventory, data records, goodwill and certain other assets.

The Asset Purchase Agreement contains customary representations and warranties and covenants by each party. Additionally, for a period of five years following the Closing Date, RFA and certain of its principals have agreed not to engage in certain competitive activities with respect to the business sold and not to solicit its former employees now employed by the Company. Both parties are obligated, subject to certain limitations, to indemnify the other under the Asset Purchase Agreement for certain customary and other specified matters, including breaches of representations and warranties, breaches of covenants and for certain liabilities and third-party claims.

The foregoing description of the Asset Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of such document, which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2016.

Item 2.01. Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 is incorporated by reference into this Item 2.01.

No material relationship exists between the Company or its affiliates, on the one hand, and RFA or its affiliates, on the other hand, other than in respect of the Asset Purchase Agreement and the other agreements and documents contemplated by the Asset Purchase Agreement.

Because the acquisition is not significant above a 20% level, financial statements of the acquired business are not required to be filed.

Item 7.01. Regulation FD Disclosure

On November 10, 2016, the Company issued a press release announcing the matters described in Items 1.01 and 2.01 of this Current Report on Form 8-K. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for any purpose.

Item 8.01. Other Events

The Company anticipates transitioning operations from RFA’s Fox River Grove, IL facility to the Company’s Burlington, MA headquarters in 2018.

Disclaimer on Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results predicted. These risks and uncertainties include, but are not limited to, the risk that the Company may not realize the anticipated benefits of its strategic activities and other risks and uncertainties included under the heading “Risk Factors” in its most recent Annual Report on Form 10-K, as updated by its subsequent filings with the SEC, all of which are available on the Company’s investor relations website at http://www.lemaitre.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits. The following exhibit is being furnished with this Current Report on Form 8-K:

Exhibit	Document Description

99.1	Press Release dated November 10, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeMaitre Vascular, Inc.

Date: November 10, 2016	By:	/s/ David B. Roberts
David B. Roberts
President

EXHIBIT INDEX

Exhibit No.	Description

EX-99.1	Press Release dated November 10, 2016